UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 29, 2023

Chimerix, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35867	33-0903395
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

2505 Meridian Parkway, Suite 100 Durham, NC	27713
(Address of principal executive offices)	(Zip Code)

(919) 806-1074
 (Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CMRX	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) On November 29, 2023, the Board of Directors of Chimerix, Inc. (the “Company”) promoted Michelle LaSpaluto to the position of Chief Financial Officer of the Company, effective December 1, 2023.

Prior to her promotion as the Company’s Chief Financial Officer of the Company, Ms. LaSpaluto, age 49, served as the Company’s Vice President of Corporate Financial Planning and Investor Relations since October 2019, as Executive Director of Financial Planning, Analysis and Investor Relations from January 2016 to October 2019, and as Senior Director of Accounting from June 2011 to October 2019. Ms. LaSpaluto has over 25 years of experience in a range of financial, accounting, and project planning roles. Prior to joining the Company, Ms. LaSpaluto was the senior director of accounting at AlphaVax, Inc. and started her career at Coopers & Lybrand in Detroit before transferring to Raleigh with PriceWaterhouseCoopers LLP. Ms. LaSpaluto received her M.B.A. from East Carolina University and her B.S. in Accounting from Michigan State University.

In connection with her appointment, Ms. LaSpaluto entered into an amended offer letter (the “CFO Offer Letter”) with the Company dated November 30, 2023. Pursuant to the CFO Offer Letter, Ms. LaSpaluto will be entitled to receive a base salary of $405,000 per year and a discretionary annual performance-based cash bonus, with a target bonus equal to 40% of her base salary. In addition, Ms. LaSpaluto has been granted a stock option to purchase up to 17,000 shares of the Company’s common stock (the “Option”), which will vest in equal monthly installments over four years, subject to Ms. LaSpaluto’s continued service. The Option has an exercise price equal to the closing price of the Company’s common stock on the date of grant.

Furthermore, as Chief Financial Officer, Ms. LaSpaluto will be entitled to the following severance benefits under the Company’s Officer Severance Benefit Plan:

•upon a covered termination that does not occur within thirty days prior to or thirteen months following a change of control transaction, Ms. LaSpaluto will be entitled to (i) payments equal to 12 months of base salary, (ii) accelerated vesting of all outstanding time-based stock options and other time-based stock awards as if Ms. LaSpaluto had completed service for an additional 12 months, and (iii) payment of COBRA benefits for a period of 12 months; and

•upon a covered termination that occurs within the thirty days prior to or thirteen months following a change of control transaction, Ms. LaSpaluto will be entitled to (i) payments equal to 12 months of base salary, (ii) payment of COBRA benefits for a period of 12 months, (iii) a lump sum payment equal to her target bonus for the year of termination, and (iv) 100% vesting of all outstanding stock options and other stock awards.

Ms. LaSpaluto has entered into the Company’s standard form of indemnification agreement for executive officers and directors.

A copy of the Company’s press release announcing the promotion of Ms. LaSpaluto and a copy of the CFO Offer Letter are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively.

Item 9.01	Financial Statements and Exhibits.

(d)Exhibits

Exhibit No.	Description
99.1	Press Release of Chimerix, Inc. dated December 4, 2023.
99.2	Amended Employment Offer Letter to Michelle LaSpaluto, dated November 30, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chimerix, Inc.

Date: December 4, 2023
	By:	/s/ Michael T. Andriole
	Name:	Michael T. Andriole
	Title:	President and Chief Executive Officer